Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700

InfuSystem Holdings, Inc. Reports FOURTH QUARTER AND FULL YEAR 2018 Financial REsults

“Generates $11.4 million in Operating Cash Flow in 2018, an increase of 48% vs. prior year.”

MADISON HEIGHTS, MICHIGAN, March 7, 2019—InfuSystem Holdings, Inc. (NYSE American LLC: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Full Year Highlights:

●	Cash flows provided by operating activities were $11.4 million for the year ended December 31, 2018, up $3.7 million or 47.6% from the same period of 2017.
●	2018 stock repurchases totaled $10.4 million, approximately 14.6% of the outstanding shares at December 31, 2017.
●

Net revenues for the quarter and year ended December 31, 2018 were $17.6 million and $67.1 million, respectively, a 7.0% and 5.5% decrease, respectively, from the same prior year periods. Prior to the effect of adopting ASC 606, this would have represented a net increase of $0.2 million or 1.0% increase and $2.4 million or 3.3% increase, respectively, from the same prior year periods.

●	Net loss for the quarter and year ended December 31, 2018 was $0.3 million and $1.1 million, respectively, a 98.5% and 94.7% decrease, respectively, from the net loss for the same prior year periods.
●

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) (a non-GAAP financial measure) for the quarter and year ended December 31, 2018 was $3.7 million and $13.8 million, respectively, an increase of 12.5% and 17.7%, respectively, from the same prior year periods and represented 21.3% and 20.5% of net revenues, respectively.

Commenting on the fourth quarter and full year, Richard DiIorio, chief executive officer of InfuSystem, said, “I am pleased to announce that our improved efficiencies and strategic initiatives continue to favorably impact our financials.  We will continue working to improve our operations in 2019, with emphasis on managing our pump utilization, improving logistics, and managing our expenses.  This, along with an initiative to improve our revenue cycle management practices, should continue the positive trend in cash generation into 2019.”

Mr. DiIorio continued, “The InfuSystem team will continue the company’s agenda of superior patient care and customer service into the new fiscal year. This, we believe, will help to drive significant market share gains in our core oncology business and customer adoption of our new InfuSystem Mobile patient-care application.”

Implementation of ASC 606:

Effective January 1, 2018, InfuSystem adopted, on a modified retrospective approach, Accounting Standards Codification Topic 606: Revenue from Contracts with Customers (“ASC 606”). The effect of this change is to remove from reported revenue, in this and future periods, the amount the Company recorded as a provision for doubtful accounts during such period. The adoption on a modified retrospective approach means that the Company will not restate its financials for the periods prior to the adoption of ASC 606.

The adoption of ASC 606 resulted in a reclassification of $1.5 million and $6.3 million for the three months and full year ended December 31, 2018, respectively. These amounts, which previously would have been reported as provision for doubtful accounts on the Company’s income statement, are instead reflected as reductions in reported net revenues - rentals.

Results for the Quarter and Year Ended December 31, 2018

Gregory Schulte, chief financial officer, commented, “Our significant increase in operating cash flows in 2018 was primarily due to:

●

Profitability, after adjustments to reconcile net loss to net cash provided by operating activities excluding the change in the provision for doubtful accounts, improved by $2.8 million, primarily attributable to net revenue growth and decreased selling, general and administrative costs; and,

●

Improved working capital net inflows of $0.9 million, primarily due to increased accounts receivable collections, including the change in the provision for doubtful accounts, and vendor management impact on accounts payable and other liabilities, partially offset by higher inventory levels.

These improved cash flows, plus net borrowings from our amended bank credit facility, allowed us to repurchase $10.4 million of our common stock during 2018. Also, in the second half of 2018, we used our improved cash flows from operations and equipment line borrowings to ramp up capital expenditure purchases of pumps to meet the demand of favorable oncology market growth in the foreseeable future and to make other necessary additions to our fleet.”

Conference Call

The Company will conduct a conference call for investors on Thursday, March 7, 2019 at 9:00 a.m. Eastern Time to discuss fourth quarter and full year 2018 results. The conference call may also include a discussion of Company developments, forward-looking statements and other material information about business and financial matters. To participate in this call, please dial in toll-free (833) 366-1127 or (412) 902-6773. Additionally, a Web replay will be available on the Company’s website for 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10129264, through March 14, 2019.

Condensed Consolidated Financial Statements

Certain balances in the condensed consolidated financial statements for the quarter and year ended December 31, 2017 have been reclassified to be consistent with the quarter and year ended December 31, 2018 presentation in accordance with GAAP.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items. A reconciliation of those measures to the most directly comparable GAAP measures is provided below.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company’s stock is traded on the NYSE American LLC under the symbol INFU.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-K for the year ended December 31, 2018 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share data)	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$4,318	$3,469
Accounts receivable, net	9,593	11,284
Inventories	2,254	1,764
Other current assets	1,372	1,150
Total current assets	17,537	17,667
Medical equipment held for sale or rental	1,601	1,567
Medical equipment in rental service, net of accumulated depreciation	23,488	23,369
Property & equipment, net of accumulated depreciation	1,445	1,633
Intangible assets, net	19,865	24,514
Other assets	137	131
Total assets	$64,073	$68,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,091	$5,516
Capital lease liability, current	33	505
Current portion of long-term debt	4,903	3,039
Other current liabilities	2,763	3,414
Total current liabilities	14,790	12,474
Long-term debt, net of current portion	28,842	25,352
Capital lease liability, long-term	-	33
Deferred income taxes	-	62
Other long-term liabilities	-	7
Total liabilities	$43,632	$37,928

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,095,513 and 19,577,024, as of December 31, 2018, respectively, and issued and outstanding 22,978,398 and 22,780,738, as of December 31, 2017, respectively.	2	2
Additional paid-in capital	83,167	92,584
Retained deficit	(62,728)	(61,633)

Total stockholders’ equity	20,441	30,953

Total liabilities and stockholders’ equity	$64,073	$68,881

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except share data)	2018	2017	2018	2017

Net revenues:
Rentals	$14,338	$15,857	$56,584	$61,085
Product sales	3,225	3,036	10,554	9,992
Net revenues	17,563	18,893	67,138	71,077

Cost of revenues:
Cost of revenues - Product, service and supply costs	5,152	4,755	19,332	18,367
Cost of revenues - Pump depreciation and loss on disposal	2,567	2,808	8,788	9,349
Gross profit	9,844	11,330	39,018	43,361

Selling, general and administrative expenses:
Third-party payor provision for doubtful accounts	-	1,286	-	5,615
Amortization of intangibles	1,137	1,378	4,649	5,560
Asset impairment charges	-	993	-	993
Selling and marketing	2,157	2,336	9,107	9,779
General and administrative	6,424	6,648	24,847	25,226

Total selling, general and administrative:	9,718	12,641	38,603	47,173

Operating income (loss)	126	(1,311)	415	(3,812)

Other expense:
Interest expense	(439)	(317)	(1,420)	(1,332)
Other expense	(18)	(2)	(37)	(113)

Total other expense	(457)	(319)	(1,457)	(1,445)

Loss before income taxes	(331)	(1,630)	(1,042)	(5,257)
Benefit from (provision for) income taxes	56	(16,364)	(53)	(15,450)

Net loss	$(275)	$(17,994)	$(1,095)	$(20,707)

Net loss per share:
Basic and diluted	$(0.01)	$(0.79)	$(0.05)	$(0.91)
Weighted average shares outstanding:
Basic and diluted	19,561,272	22,780,737	21,417,628	22,739,651

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2018	2017
OPERATING ACTIVITIES
Net loss	$(1,095)	$(20,707)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	6,104	5,641
Depreciation	6,659	6,963
Loss on disposal of medical equipment	434	207
Gain on sale of medical equipment	(1,340)	(1,662)
Amortization of intangible assets	4,649	5,560
Asset impairment charges	-	993
Amortization of deferred debt issuance costs	33	28
Stock-based compensation expense	957	682
Deferred income tax expense (benefit)	(62)	15,389
Changes in Assets - (Increase)/Decrease:
Accounts receivable	(4,413)	(5,344)
Inventories	(490)	402
Other current assets	(222)	(201)
Other assets	(6)	119
Changes in Liabilities - Increase/(Decrease):
Accounts payable and other liabilities	183	(352)
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,391	7,718
INVESTING ACTIVITIES
Purchases of medical equipment	(8,022)	(2,652)
Purchases of property and equipment	(281)	(104)
Purchases of intangible assets	-	(192)
Proceeds from sale of medical equipment	3,319	3,866
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(4,984)	918
FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(6,319)	(37,466)
Cash proceeds from bank loans and revolving credit facility	11,162	28,866
Debt Issuance Costs	(27)	(38)
Cash Proceeds - Stock Plans	91	131
Common stock repurchased as part of Repurchase Program	(10,395)	-
Common stock repurchased to satisfy taxes on stock based compensation	(70)	(58)
NET CASH USED IN FINANCING ACTIVITIES	(5,558)	(8,565)
Net change in cash and cash equivalents	849	71
Cash and cash equivalents, beginning of year	3,469	3,398
Cash and cash equivalents, end of year	$4,318	$3,469

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET LOSS TO ADJUSTED EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2018	2017	2018	2017

GAAP net loss	(275)	(17,994)	(1,095)	(20,707)
Adjustments:
Interest expense	439	317	1,420	1,332
(Benefit from) provision for income taxes	(56)	16,364	53	15,450
Depreciation	1,780	1,797	6,659	6,963
Asset impairment	-	993	-	993
Amortization	1,137	1,378	4,649	5,560

Non-GAAP EBITDA	$3,025	$2,855	$11,686	$9,591

Stock compensation costs	278	232	957	682
Restatement costs	-	-	-	28
Early termination fees for capital leases	98	-	98	292
Exited facility costs	-	-	44	-
Management reorganization/transition costs	41	76	250	737
Contested proxy and other shareholder costs	17	-	251	200
Certain other non-recurring costs	279	160	476	160

Non-GAAP Adjusted EBITDA	$3,738	$3,323	$13,762	$11,690

GAAP Net Revenues	$17,563	$18,893	$67,138	$71,077
Non-GAAP Adjusted EBITDA Margin	21.3%	17.6%	20.5%	16.4%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.